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EXHIBIT 3.4

                       ARTILCES OF AMENDMENT
                              TO THE
                    ARTICLES OF INCORPORATION OF
                PHEONIX RESOURCES TECHNOLOGIES, INC.

     Pursuant to the Revised Corporate Statutes of the State of Nevada, the undersigned corporation adopts the following Articles of Amendment to the Articles of Incorporation:

     1. Statement of Amendment: The amendment alters Article VII of the original Articles of Incorporation, filed with the State of Nevada on July 7, 1995

                            ARTICLE VII

          The aggregate number of shares which the Corporation shall have the authority to issue is One Hundred Million shares (100,000,000) of $0.001 par value each, which shares shall be designated "Common Stock" and ten million (10,000,000) shares of $0.001 par value each, which shares shall be designated "Preferred Stock" and which may be issued in one or series at the desecration of the Board of Directors. In establishing a series, the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes; shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of say one series shall be alike in every particular manner except as otherwise provided by these Articles of Incorporation or the Corporate Laws of Nevada.

     2. Adoption of the Amendment. The Amendment to Article VII of the Original Articles of Incorporation was approved, in accordance with Section 78.385 and Section 78.390 of the Revised Corporate Statutes of the State of Nevada, by proper shareholder vote on October 2, 1999.

     Executed this 4th day of October, 1999.

                         PHOENIX RESOURCES TECHNOLOGIES, INC.

                         BY: /s/ William C. Nichols, President

                         BY: /s/ Paula Nichols, Secretary













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STATE OF MINNESOTA       )
                         ) ss.
County of Drew Winds     )

     Before me, the undersigned, Notary Public, on this day personally appeared William C. Nichols, President, and Paul Nichols, Secretary, of Phoenix Resources Technologies, Inc., a Nevada Corporation, known to me to be the persons and officers whose names are subscribed to the foregoing instrument, and acknowledged to me that they executed the same as the duly authorized officers of such corporation, for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of such corporation.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE this 4th day of October,
1999.

                              /s/ JoAnn M. Rehberger, Notary Public

Seal